Exhibit 99.2

INVESTMENT IN A HEALTHY CALIFORNIA PROGRAM

(IHCP Program)

Executive Summary

Blue Cross of California (BCC) agrees to commit $100 million or 2% of BCC’s total investment portfolio in funding for a new investment program (the IHCP Program) to increase the level of capital in safe and sound investments providing fair returns to investors and social benefits to underserved communities. Modeled after a successful collaboration between the health/insurance industry, community development organizations, community advocates, and State regulators, this 20-year commitment by BCC, effective upon completion of the WellPoint/Anthem merger, is expected to strengthen access to health care resources to low-income urban and rural underserved Californians.

IHCP Program Investments

The IHCP Program will provide a means to identify and foster investment opportunities that currently are underinvested in by traditional sources of investment capital.  Investments under the IHCP Program (IHCP Investments) will increase capital and funding to low-income urban and rural underserved California communities, to address health care infrastructure that makes health care resources more accessible and improves the quality of care.

The IHCP will, in addition to the substantial direct investments by BCC, provide leadership in increasing the level of health plan capital in safe and sound investments that provide fair returns to investors and social benefits to underserved communities.  A critical requirement is that IHCP Investments generate a competitive rate of return and that the safety and preservation of capital invested is maintained for the benefit of health plan members.  Accordingly, IHCP Investments must be consistent with applicable legal requirements and prudent investment practices for Knox-Keene health care service plans, including the following:

1.               IHCP Investments must, at the time of investment, be rated as “investment grade” by two or more nationally recognized rating agencies (unless exempted by action of BCC, in consultation with the advisory committee described below and the Department of Managed Health Care (DMHC);

2.               IHCP Investments must be fully qualified assets for purposes of BCC’s financial statements; and

3.               In order to assure appropriate diversification, no more than $10 million of IHCP Investments may be securities of or investments in a single issuer (unless the issuer is, or the security or investment is guaranteed by, an instrumentality of the United States or California state governments), and no more than $5 million of IHCP Investments may be in a single security or investment vehicle (unless the issuer is, or the security or investment vehicle is guaranteed by, an instrumentality of the United States or California state governments).

Target Amount of IHCP Investments

Following the CalPERS model of setting a goal of 2% of its investment portfolio for investments in California’s underserved communities, BCC will, subject to the availability of qualified IHCP Investments, make IHCP Investments which in the aggregate equal 2% of the value of the investment portfolio of BCC, as shown on its annual financial statements filed with the DMHC.  The initial commitment by BCC is $100 million, which is expected to be phased in as IHCP Investments are identified.  The commitment to make such investments will expire after 20 years.

Based on an average maturity of an investment equal to five to six years, and given that BCC is expected to grow over time, BCC anticipates that several hundred million dollars of IHCP Investments will be made over the 20-year life of the program.

Implementation and Timetable

Appropriate IHCP Investments will be identified by an advisory committee comprised of representatives or designees of (1) clinics and other health care providers that serve low income or uninsured urban Californians, (2) clinics and other health care providers that serve low income or uninsured rural Californians, (3) if eligible, the California Department of Health Services and the Managed Risk Medical Insurance Board, and (4) charitable entities that support such clinics and other providers, who will be assisted by qualified and experienced independent investment advisors. The members of the advisory committee would be designated from time to time by BCC, in consultation with the DMHC. The independent investment advisors would be firms retained and compensated by BCC and acceptable to the DMHC.

DMHC anticipates being in a position to consider specific IHCP Investments beginning by the first quarter of 2005, and it expects to phase in IHCP Investments as they are identified with the goal of having the initial $100 million commitment fully invested by the end of the third year of the IHCP. In furtherance of those objectives, promptly following the merger of WellPoint and Anthem, the IHCP advisory committee would be established and, in consultation with the independent investment advisors, formulate a plan for carrying out its responsibilities, develop appropriate application procedures, guidelines and policies for the program, and establish a more detailed timetable for the IHCP.  BCC will work in cooperation with the DMHC to schedule an organizational meeting to be held within 60 days after the closing of the merger, for the purpose of arranging the administrative details to establish the IHCP advisory committee, identify independent investment advisors, and otherwise take actions and adopt policies, procedures and guidelines to implement the IHCP.

BCC will provide regular reports to the IHC Program advisory committee and, in connection with each annual financial statement filed with the DMHC, will provide the DMHC with reports on progress made toward investing in IHCP Investments.

In the event that the DMHC determines to establish a program like the IHCP in which all California health plans and health insurers could participate, BCC will cooperate in establishing the new program and in conforming the IHCP to, and participating in, the newly established industry-wide program.